EXHIBIT 8.2



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                  HAHN, McCLURG, WATSON, GRIFFITH & BUSH, P.A.
                                ATTORNEYS AT LAW

JAMES P. HAHN*                                              P.O. BOX 38
E. V. McCLURG                                            C.V. McCLURG BLDG.
STEPHEN C. WATSON*                                     101 S. FLORIDA AVENUE
JOHN R. GRIFFITH*                                  LAKELAND, FLORIDA, 33802-0038
PHILIP H. BUSH                                            (863) 688-7747
JAMES M. CRAIG, II                                      FAX (863) 683-4582
    --------
J. TOM WATSON
(1919-1996)

* BOARD CERTIFIED REAL ESTATE LAWYER


                                October 16, 2000

Board of Directors
FloridaFirst Bank
FloridaFirst Bancorp
FloridaFirst Bancorp MHC
205 East Orange Street
Lakeland, Florida  33801-4611

Dear Board Members:

         You have asked us to give certain limited opinions as to the Florida income tax consequences of FloridaFirst Bank (the "Bank"), FloridaFirst Bancorp (the "Mid-Tier"), FloridaFirst Bancorp MHC ("MHC"), FloridaFirst Bancorp, Inc. (the "Holding Company"), and the Bank's depositors of the proposed mutual-to-stock conversion and reorganization (the "Conversion and Reorganization") under which the MHC will convert from the mutual holding company form to the stock form. In addition, the MHC will simultaneously reorganize its corporate structure to the holding company structure as described in the Plan of Conversion and Reorganization of FloridaFirst Bancorp MHC and Plans of Merger between FloridaFirst Bancorp MHC, FloridaFirst Bancorp and FloridaFirst Bank, as adopted on July 21, 2000 (the "Plan"). With respect to this opinion, the capitalized terms used but not defined herein shall have the same meanings as set forth in the Plan.

         You have previously received an opinion of Malizia Spidi & Fisch, PC regarding certain federal income tax consequences of the Conversion and Reorganization (the "Federal Tax Opinion"). Based upon the facts stated in the Federal Tax Opinion, including certain representations of the Bank, the MHC, the Mid-Tier, and the Holding Company, the Federal Tax Opinion concludes, among other things, that certain transactions contemplated by the Conversion and Reorganization qualify as tax-free reorganizations under ss.368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Bank, the MHC, the Mid-Tier, the Holding Company, and the members of the MHC will not recognize income, gain, or loss for federal income tax purposes upon the implementation of the Plan.



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Board of Directors
October 16, 2000
Page 2


         This opinion is based upon our understanding that the State of Florida has not specifically adopted provisions similar to those of ss.368 of the Code and that since the terms used in the Florida Income Tax Code generally have the same meaning as when used in the Code, the result to the parties to the exchange should be the same for Florida state tax purposes as if Florida had specifically adopted said ss.368.

         Our opinion is based upon (1) the facts and circumstances attendant to the Conversion and Reorganization, including the representations of the Bank, the MHC, the Mid-Tier, and the Holding Company, as described in the Federal Tax Opinion, (2) current provisions of Florida law, as reflected in Florida statutes, administrative regulations and rulings thereunder, and court decisions, (3) the Federal Tax Opinion, and (4) the assumption that the Conversion and Reorganization will not result in the recognition of any gain or income on the books of the Bank, the Mid-Tier, the Holding Company or the MHC under generally accepted accounting principles.

         It is our opinion that for purposes of the Florida corporate income tax, the implementation of the Conversion and Reorganization will not cause any adverse income tax liability to be incurred by the Bank, the MHC, the Mid-Tier, the members of the MHC, the Holding Company, or the public stockholders of the Mid-Tier. We exempt from our opinion, however, the income tax consequences of any cash received by public shareholders who are paid cash in lieu of fractional shares.

         This opinion is limited to the effect of the income tax laws of the State of Florida and to the specific conclusions set forth above, and no other opinions are expressed or implied. Changes to the law or its interpretation that we have relied upon may be applied retroactively and may affect the opinion expressed herein. In rendering our opinion, we are relying upon the relevant provisions of the Code, the laws of the State of Florida, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are all subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such change could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion. Our opinion is not binding on the Internal Revenue Service or the State of Florida, nor can any assurance be given that any of the foregoing



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Board of Directors
October 16, 2000
Page 3


parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

         This opinion is given solely for the benefit of the parties to the Plan, the members of the MHC, and the shareholders of the Mid-Tier and may not be relied upon by any other person or entity or referred to in any document without our express written consent.

         Finally, we hereby consent to the filing of this opinion as an exhibit to the Application for Conversion on Form AC ("Form AC") of the MHC filed with the Office of Thrift Supervision, the filing of this opinion as an exhibit to the Application H-(e)(1)S of the Holding Company to be filed with the Office of Thrift Supervision, and the filing of this opinion as an exhibit to the Holding Company's Registration Statement on Form S-1 ("Form S-1") to be filed with the Securities and Exchange Commission, and to reference to our firm in the prospectus contained in the Form AC and Form S-1.

                                    Sincerely,

                                    Hahn, McClurg, Watson, Griffith & Bush, P.A.



                                    By:      /s/James P. Hahn
                                             -----------------------------------
                                             James P. Hahn, President